EXHIBIT 99

  FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                              (713) 496-5000

        June  6,  1996,    Houston,  Texas.....Reading  &  Bates  Corporation
  (NYSE:RB) announced that agreement has been reached under which a subsidiary, RB Drilling Co., will purchase the Floating Production Storage and Shuttle (FPSS) vessel SEILLEAN from Britoil (Beta) Limited, a subsidiary of BP Exploration Operating Company. The vessel is a dynamically positioned ship, purpose designed and built by BP in 1990 for extended well testing, early production and life of field production. It has worked continuously since delivery, first on the Cyrus field as an early production system and for the last 3.5 years as the life of field production vessel for the Donan field in the UK sector of the North Sea. Reading & Bates will take over operation of the vessel immediately upon close of the purchase, and the vessel will remain under contract to Britoil, the Donan field operator, for the remaining life of the field, anticipated to be approximately 1.5 years. The vessel is 820 feet long x
  121 feet wide, displaces 74,440 tonnes, has oil storage capacity of 310,000 barrels and process capacity of 20,000 BOPD.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "The SEILLEAN is, in our view, the most technologically advanced DP vessel available worldwide, and this purchase is another important one for Reading & Bates since it accelerates our strategy of providing floating production vessels for field development. The SEILLEAN's acquisition and contract in the Donan field will have a positive impact on Reading & Bates' earnings and cash flow, and, we believe, will substantially enhance value for our shareholders. The vessel has unique characteristics which give us a number of options for its deployment upon completion of the Donan field development. We can continue using the vessel in its current configuration for extended well tests, early production or life of field production, or it can be readily modified to a Floating Production Storage and Offloading (FPSO) vessel. It could also be converted to a DP drillship, either with or without simultaneous production capability. Additionally, it again expands our valued relationship with British Petroleum, complementing our upcoming assignment for development drilling in the Schiehallion field with the PAUL B. LOYD, JR. and HENRY GOODRICH and the current Foinaven field construction and support activity with the IOLAIR."

       Reading & Bates is a New York Stock Exchange listed company, pro-viding offshore drilling and related services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

                               # # #